EXHIBIT 10.1

ImmunoGen, Inc.

Compensation Policy for Non-Employee Directors

(Effective June 14, 2023)

Objective

It is the objective of ImmunoGen, Inc. to compensate non-employee members (each, a “Director”) of the Board of Directors (the “Board”) in a manner that will enable the recruitment and retention of highly qualified Directors by fairly compensating them for their services as Directors.

Cash Compensation

Annual meeting fee for non-employee Directors:$45,000 per annum, paid quarterly

Additional annual fees:

(a)	Lead Director / Chairman of the Board:[1]$35,000 per annum, paid quarterly
(b)	Chairman of the Audit Committee:$20,000 per annum, paid quarterly
(c)	Chairman of the Compensation Committee:$15,000 per annum, paid quarterly
(d)	Chairman of the G&N Committee:$15,000 per annum, paid quarterly
(e)	Other members of the Audit Committee$10,000 per annum, paid quarterly
(f)	Other members of the Compensation Committee$7,500 per annum, paid quarterly
(g)	Other members of the G&N Committee$7,500 per annum, paid quarterly
(h)	Members of the Clinical Committee$7,500 per annum, paid quarterly

Quarterly payments shall be paid in arrears within 30 days following the end of each calendar quarter.2 A non-employee Director may elect to receive any or all of his or her cash compensation in the form of deferred stock units (“DSUs”) under the Company’s 2004 Non-Employee Director Compensation and Deferred Share Unit Plan, as amended and restated as of December 15, 2022 (the “Deferred Share Unit Plan”), with the value of such DSUs determined by dividing the quarterly payment amount by the closing price per share of the Company’s common stock, $0.01 par value (“Common Stock”) on the Nasdaq Global Select Market on the determination date, which shall be the last day of the calendar quarter for which the retainer is being paid, rounded down to the nearest whole share.

All deferral elections with respect to quarterly payments under the Deferred Share Unit Plan shall be made annually by December 31st of the year prior to the year of service to which the quarterly payment relates, with such election being effective for all payments to be made in the following calendar year. New non-employee Directors shall make their elections within 30 days of their initial appointment or election to the Board for all payments to be made in that calendar year. Any such election shall be prospective only for compensation attributable to services performed after the effective date of such election and any amounts covered by such election shall be prorated as necessary. Each non-employee Director shall be deemed to have elected to receive his or her quarterly payments in cash for periods prior to any such election or if no timely

1 Payable to non-employee Chairman of the Board only.

[2]	Quarterly payments will be appropriately pro-rated for Directors who retire, resign, or are otherwise removed from the Board prior to the end of a calendar quarter.

election shall have been made. Notwithstanding the foregoing, a previous deferral election made by a non-employee Director pursuant to the Deferred Share Unit Plan shall remain in effect for subsequent calendar years until it is changed by the timely and effective completion, signature and delivery to the Company of a new election form, in accordance with the terms of the Deferred Share Unit Plan.

Following an effective election as described above, DSUs shall be granted without any further action by the Compensation Committee of the Board (the “Compensation Committee”). These awards are fully vested as to all of the issued DSUs on the date of grant.

A non-employee Director may also elect to be issued, on each quarterly payment date, a number of shares of Common Stock under the Company’s Amended and Restated 2018 Employee, Director and Consultant Equity Incentive Plan (the “2018 Plan”) determined by dividing the quarterly payment amount by the closing price per share of Common Stock on the Nasdaq Global Select Market on the determination date, which shall be the last day of the calendar quarter for which the retainer is being paid, rounded down to the nearest whole share. Any such election to receive shares of Common Stock in lieu of all, or a portion, of a cash retainer must be delivered in writing (including electronic mail) on an annual basis by December 31st of the year prior to the year of service to which the quarterly payment relates.

Equity Compensation

1.Restricted Stock Units (RSUs).

(a) Initial RSU Awards. New non-employee Directors will automatically be awarded, without any further action by the Compensation Committee, 34,200 RSUs (each RSU relating to one (1) share of Common Stock) on the date of their initial election or appointment to the Board (the “date of grant”). This award will vest pro rata, on an annual basis as to one-third (1/3) of the RSUs on each of the first, second, and third anniversaries of the date of grant, with the number of RSUs that vests on any such date being rounded down to the nearest whole RSU, except for the third anniversary of the date of grant when one hundred percent (100%) of the RSUs shall be vested, provided, in each case, that the non-employee Director is then, and since the date of grant has continuously been, a member of the Board, except as expressly provided for below.

(b) Annual RSU Awards. Non-employee Directors will automatically be awarded, on an annual basis and without further action by the Compensation Committee, 17,100 RSUs on the earlier of the date of the Company’s annual meeting of shareholders or June 30 of the applicable year (the “date of grant”). These awards will vest on the one-year anniversary of the date of grant, or, if sooner, on the date of the Company’s next annual meeting of shareholders following the date of grant, provided in each case that the non-employee Director is then, and since the date of grant has continuously been, a member of the Board, except as expressly provided for below. If a non-employee Director is first elected to the Board other than at an annual meeting of shareholders, the number of RSUs subject to such non-employee Director’s first annual RSU award shall be pro-rated, based on the number of days between his or her date of election and the date of grant of his or her first annual RSU award. If a non-Employee Director is first elected to the Board at an annual meeting of shareholders, he or she is ineligible to receive his or her first annual RSU award until the following year.3

(c) Terms of Grant. All RSU awards granted to non-employee Directors under this policy are granted under the 2018 Plan and are subject to the terms and conditions set forth in the 2018 Plan and the form of Restricted Stock Unit Agreement approved by the Board on December 15, 2022. In the event a Director ceases to serve as a member of the Board due to the death or Disability (as defined in the 2018 Plan) of the Director, upon such cessation of service, any then-unvested RSUs will fully vest. In the event of a Change of Control (as defined in the 2018 Plan), any then-unvested RSUs will fully vest, provided that the Director is then, and since the date of grant has continuously been, a member of the Board. All capitalized terms that are not defined herein shall have the meanings set forth in the 2018 Plan.

(d) Deferral of RSUs. All RSU awards granted to non-employee Directors are eligible for deferral and/or re-deferral, as the case may be, in each case pursuant to the terms of the Deferred Share Unit Plan.

2.Stock Options.

(a) Initial Stock Option Awards. New non-employee Directors will automatically be granted, without any further action by the Compensation Committee, a stock option award covering 25,600 shares of Common Stock on the date of their initial election or appointment to the Board (the “date of grant”). This award (i) will be granted with an exercise price equal to the closing price per

[3]

Any Director who transitions from an employee director to a non-employee Director without a break in service shall not be eligible to receive an award of RSUs under paragraphs 1(a), but shall be eligible to receive awards under paragraph 1(b), beginning with the first annual meeting of shareholders on or after the date on which such Director ceases to be an employee of the Company.

share of the Common Stock on the Nasdaq Global Select Market on the date of grant, (ii) will vest pro rata, on a quarterly basis over a three-year period, as to eight and one-third percent (8-1/3%) of the number of shares covered by such award per quarter on each of September 1, December 1, March 1, and June 1 following the date of grant, beginning with the first such date to occur following the date of grant, with the number of underlying shares that vests on any such date being rounded down to the nearest whole share, except for the twelfth vesting date when one hundred percent (100%) of the underlying shares shall be vested, provided in each case that the non-employee Director is then, and since the date of grant has continuously been, a member of the Board, and (iii) will expire on the tenth (10th) anniversary of the date of grant.

(b) Annual Stock Option Grants. Non-employee Directors will automatically be granted, on an annual basis and without further action by the Compensation Committee, stock option awards covering 25,600 shares of Common Stock on the earlier of the date of the Company’s annual meeting of shareholders or June 30 of the applicable year. These awards (i) will be granted with an exercise price equal to the closing price per share of the Common Stock on the Nasdaq Global Select Market on the date of grant, (ii) will vest pro rata, on a quarterly basis over a one-year period, as to twenty-five percent (25%) of the number of shares covered by such awards per quarter on each of September 1, December 1, March 1, and June 1 following the date of grant, beginning with the first such date to occur following the date of grant, with the number of underlying shares that vests on any such date being rounded down to the nearest whole share, except for the fourth vesting date when one hundred percent (100%) of the underlying shares shall be vested, provided in each case that the non-employee Director is then, and since the date of grant has continuously been, a member of the Board, and (iii) will expire on the tenth (10th) anniversary of the date of grant. If a non-employee Director is first elected to the Board other than at an annual meeting of shareholders, the number of shares covered by such non-employee Director’s first annual stock option award shall be pro-rated, based on the number of days between his or her date of election and the date of grant of his or her first annual stock option award. If a non-employee Director is first elected to the Board at an annual meeting of shareholders, he or she is ineligible to receive his or her first annual stock option award until the following year.4

(c) Terms of Grant. All stock option awards to non-employee Directors under this policy are granted under the 2018 Plan and are subject to the terms and conditions set forth in the 2018 Plan and the form of Director Option Agreement approved by the Compensation Committee on December 15, 2022. In the event a Director ceases to serve as a member of the Board due to the death or Disability (as defined in the 2018 Plan) of the Director, upon such cessation of service, a pro rata portion of any then-unvested stock options will vest, with such pro rata portion determined based on the number of days accrued in the current vesting period prior to the date of the Director’s death or Disability. In the event of a Change of Control (as defined in the 2018 Plan), any then-unvested stock options will fully vest, provided that the Director is then, and since the date of grant has continuously been, a member of the Board. All capitalized terms that are not defined herein shall have the meanings set forth in the 2018 Plan. Notwithstanding anything in the 2018 Plan or any Director Option Agreement to the contrary, in the event of the director’s cessation of service on the Board (other than due to Cause, as defined in the 2018 Plan), each outstanding and vested stock option award shall remain exercisable until the earlier of (i) the end of the 18-month period measured from the non-employee Director’s date of retirement and (ii) the expiration date for such stock option specified in the Director Option Agreement.

Expense Reimbursements

Directors are entitled to be reimbursed for their reasonable expenses incurred in connection with attendance at Board and committee meetings during their tenure as Directors. Any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment. Any business expense reimbursements subject to Section 409A of the Internal Revenue Code of 1986, as amended, shall be made no later than the end of the calendar year following the calendar year in which such business expense is incurred by the Director.

Approved by the Board of Directors: June 14, 2023

[4]

Any Director who transitions from an employee to a non-employee Director without a break in service shall not be eligible to receive a stock option award under paragraph 2(a), but shall be eligible to receive awards under paragraph 2(b), beginning with the first annual meeting of shareholders on or after the date on which such Director ceases to be an employee of the Company.